EXHIBIT 14.3

Code of Ethical Conduct for Senior Financial Officers

In my role as the principal executive officer, principal financial officer, or principal accounting officer or controller, or a person performing similar functions (collectively, “Senior Financial Officers”) of U.S. Restaurant Properties, Inc. (the “Company”),

I recognize that I hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that shareholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which Senior Financial Officers are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and shareholders.

I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct:

1. I act honestly and ethically, including ethically handling actual or apparent conflicts of interest between personal and professional relationships.

2. I act to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

3. I comply with applicable governmental laws, rules and regulations.

4. I act in good faith, responsibly and with due care and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I do not disclose any confidential information acquired in the course of my work, except when authorized or when I am legally obligated to disclose such information. I do not use such confidential information for personal advantage.

6. I comply with the Company’s Code of Business Conduct and Ethics for all employees.

7. I promptly report to the Chairman of the Nominating and Corporate Governance Committee any conduct that I believe to be a violation of law or business ethics or of any provision of this Code or the Company’s Code of Conduct and Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a violation.

I understand that violations of this Code of Ethical Conduct for Senior Financial Officers, including failures to report actual or potential violations by others, will be viewed as a severe disciplinary matter that may result in disciplinary action, up to and including termination of employment.

Signature: /s/ M. Gail Wells

                    M. Gail Wells

                    Controller

Date: March 15, 2004